EXHIBIT 10.20
Compensation Arrangements

The Registrant's Board of Directors determined that the performance of the organization in 2012 did not meet the criteria established by the Frozen Food Express Industries, Inc. Amended 2005 Executive Cash Bonus Plan; therefore no cash bonuses would be paid to the Named Executive Officers, as indicated in the table below.  The Company implemented a three-year succession plan in 2010 which included a compensation study completed by PricewaterhouseCoopers, LLC under which the Board of Directors determined a Long-Term Incentive Grant ("LTI") would be awarded in restricted stock under the Frozen Food Express Industries, Inc. Amended and Restated 2005 Stock Incentive Plan subject to three-year vesting to the Named Executive Officers, as indicated in the table below.
Executive Name and Position	Cash Bonus	LTI Restricted Stock Grant (in shares)
S. Russell Stubbs, President and Chief Executive Officer	$-	54,700
John Hickerson, Executive Vice President and Chief Operating Officer	$-	48,000
John McManama, Senior Vice President and Chief Financial Officer	$-	25,700